UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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MERCANTILE BANK CORPORATION

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SEC 1913 (02-02)

Notice of Annual Meeting of Shareholders
To Be Held on April 29, 2010

To our Shareholders:

The 2010 annual meeting of shareholders of Mercantile Bank Corporation will be held at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505 on Thursday, April 29, 2010, at 9:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following matters:

1. Election of nine directors, each for a one year term.

2. Ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for 2010.

3. An advisory vote to approve the compensation of our executives disclosed in this proxy statement.

4. Any other business that may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Monday, March 1, 2010 are entitled to notice of and to vote at the meeting, and any postponements or adjournments of the meeting.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, whether or not you plan to attend the meeting in person. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Monday, April 19, 2010.

By Order of the Board of Directors,

Michael H. Price
Chairman of the Board, President and
  Chief Executive Officer

Dated: March 17, 2010

Mercantile Bank Corporation

Proxy Statement

For the Annual Meeting of Shareholders
To Be Held on April 29, 2010

*	To be voted on at the meeting

Mercantile Bank Corporation
310 Leonard Street NW
Grand Rapids, Michigan 49504

March 17, 2010

Proxy Statement

For the Annual Meeting of Shareholders
To Be Held on April 29, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, April 29, 2010 at 9:00 a.m., local time, at Kent Country Club, 1600 College Avenue NE, Grand Rapids, Michigan 49505, and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2009 and other information is being mailed to shareholders, along with these proxy materials, on or about March 17, 2010.

Information About the Annual Meeting and Voting

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent registered public accounting firm, and an advisory (non-binding) vote on the compensation of our executives disclosed in this proxy statement.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting.

Who is entitled to vote?

The Board of Directors has set March 1, 2010 as the record date for the annual meeting. If you were a shareholder of record at the close of business on the record date, March 1, 2010, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of Mercantile common stock are entitled to one vote per share.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by it.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, or voting by internet or telephone, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares.

How many shares must be present to hold the meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy by mail, telephone or internet.

As of the record date, 8,589,900 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If the shares you own are held in street name, your broker, bank or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a shareholder of record and you attend the meeting, you may vote in person at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the annual meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR the election of all of the nine nominees for director;

•	FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for 2010;

•	FOR the advisory approval of the compensation of our executives disclosed in this proxy statement; and

•	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

Can I change my proxy after submitting my proxy?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, by voting in person at the meeting, or by delivering to our Secretary a written notice of revocation. Attending the meeting will not revoke your proxy unless you specifically request to revoke it.

What is the vote required to approve each matter?

Election of Directors.  The affirmative vote of the holders of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee’s total.

Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the common stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory approval of compensation of our executives.  The affirmative vote of a majority of the common stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the compensation of our executives. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the election of all of the nine nominees for director;

•	FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for 2010; and

•	FOR the advisory approval of the compensation of our executives disclosed in this proxy statement.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by us. We have engaged The Altman Group, Inc., 1200 Wall Street West, Lyndhurst, New Jersey 07071, to assist us with the proxy solicitation process. For these services, we have agreed to pay The Altman Group a fee of $5,000 and reimburse it for certain out-of-pocket disbursements and expenses. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank of Michigan (the “Bank”), may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to be Held on April 29, 2010:

Our proxy statement and 2009 annual report are available at
www.edocumentview.com/MBWM.

Stock Ownership of Certain Beneficial Owners and Management

Stock Owned by Management

The following table presents information regarding the beneficial ownership of our common stock, as of February 1, 2010, by each of our directors, each nominee for election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

	Amount		Percent of Class
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned(11)

Betty S. Burton•	5,670			*
David M. Cassard•	18,577			*
Edward J. Clark•	39,193	(2)		*
Peter A. Cordes•	37,663			*
Doyle A. Hayes•	9,345			*
Susan K. Jones•	8,671			*
Lawrence W. Larsen•	30,663	(3)		*
Calvin D. Murdock•	27,106	(4)		*
Michael H. Price•	86,286	(5)	1.0%
Merle J. Prins•	7,312			*
Timothy O. Schad•	9,025			*
Dale J. Visser•	322,534	(6)	3.8%
Donald Williams, Sr.•	4,974	(7)		*
Robert B. Kaminski, Jr.	54,247	(8)		*
Charles E. Christmas	57,291	(9)		*
All directors and executive officers as a group (15 persons)	718,557	(10)	8.3%

•	Member of our Board of Directors.

*	Less than 1%.

(1)	The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of February 1, 2010 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares	Name	Shares	Name	Shares

Mrs. Burton	1,820	Mrs. Jones	1,820	Mr. Schad	0
Mr. Cassard	1,820	Mr. Larsen	2,487	Mr. Visser	2,487
Mr. Clark	2,487	Mr. Murdock	1,820	Mr. Williams, Sr.	2,487
Mr. Cordes	2,487	Mr. Price	23,253	Mr. Kaminski, Jr.	29,095
Mr. Hayes	1,820	Mr. Prins	578	Mr. Christmas	27,997

(2)	Includes 1,135 shares that Mr. Clark has the power to vote and dispose of as custodian of four accounts, three of which are for a relative, and one of which is for a friend.

(3)	Includes 22,109 shares held by Mr. Larsen’s spouse.

(4)	Includes 13 shares that Mr. Murdock has the power to vote and dispose of as custodian of an account for a friend’s child.

(5)	Includes 6,822 shares of restricted stock awarded under our Stock Incentive Plan of 2006, and 10,808 shares that Mr. Price owns under the Bank’s 401(k) plan.

(6)	Includes 93,861 shares that Mr. Visser has voting and investment power over as trustee of a trust for family members. Mr. Visser disclaims beneficial ownership of these 93,861 shares. Includes 64,247 shares that Mr. Visser has voting and investment power over as trustee of a charitable remainder trust. Mr. Visser disclaims beneficial ownership of these shares, except to the extent of his and his spouse’s interest in the trust. Also includes 5,787 shares owned by Mr. Visser’s spouse.

(7)	Mr. Williams, Sr. has pledged 663 of these shares as security for a loan.

(8)	Includes 4,272 shares of restricted stock awarded under our Stock Incentive Plan of 2006, and 9,581 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(9)	Includes 3,597 shares of restricted stock awarded under our Stock Incentive Plan of 2006, and 20,500 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 1,236 shares that Mr. Christmas’ spouse, who was previously employed by the Bank, owns under the Bank’s 401(k) plan.

(10)	Includes 102,458 shares that such persons have the right to acquire within 60 days of February 1, 2010 pursuant to stock options and 14,691 shares of restricted stock, awarded under our stock-based compensation plans, and 42,125 shares that such persons own under the Bank’s 401(k) plan.

(11)	The percentages shown are based on the 8,592,395 shares of our common stock outstanding as of February 1, 2010, plus the number of shares that the named person or group has the right to acquire within 60 days of February 1, 2010. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after February 1, 2010 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

Stock Owned by 5% Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding shares of common stock as of February 1, 2010.

	Amount	Percent of Class
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Bruce and Mary Visser
1946 Turner NW
Grand Rapids, Michigan 49504(1)	508,893	5.9%

(1)	This information is based on a Schedule 13G dated February 19, 2010 signed by Bruce Visser and Mary Visser reporting as of December 31, 2009. The Schedule 13G discloses that they have sole power to vote all 508,893 of these shares.

Election of Directors

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our Board of Directors currently has 13 members. Until 2008, our Board was divided into three classes and the members of each class were elected to serve a three-year term, with the term of office for each class ending in consecutive years. At the 2008 annual meeting, our shareholders approved amendments to our articles of incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. These amendments provide for our directors at the 2009 and 2010 annual meetings, and at each following annual meeting, to be elected for one-year terms, though the amendments do not shorten the term of any director elected prior to our 2009 annual meeting.

Currently our Board has nine directors whose terms expire at this year’s annual meeting, and four directors whose terms expire at our annual meeting in 2011. Beginning with our annual meeting in 2011, all of our directors will be elected annually.

Our Board of Directors has nominated Edward J. Clark, Doyle A. Hayes, Susan K. Jones, Lawrence W. Larsen, Calvin D. Murdock, Michael H. Price, Timothy O. Schad, Dale J. Visser and Donald Williams, Sr. as directors for election at this year’s annual meeting for one year terms expiring at the 2011 annual meeting. Each of the nominees is presently a director whose term expires at this year’s annual meeting. The other members of our Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2011 annual meeting.

Our Board of Directors recommends that you vote FOR each of the nine nominees named above. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nine nominees.

All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is information about the nominees for election as directors and the directors whose terms of office will continue after the annual meeting. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or its Governance and Nominating Committee. Each nominee and continuing member of our Board of Directors is also a director of the Bank. There are no family relationships among any of our directors, nominees for director and executive officers.

Nominees for Re-Election as Directors
for Terms Expiring in 2011
(Present Terms Expire in 2010)

Edward J. Clark, age 65
Director since 1998

Mr. Clark is the Chairman and Chief Executive Officer of The American Seating Company, and has held this position since 1986. American Seating is headquartered in Grand Rapids, Michigan, and produces seating and furniture for offices, as well as seating for buses, rail cars, auditoriums, stadiums and performing arts centers. He is a graduate of Ohio State University (BSc) and the University of Pennsylvania (MBA). Mr. Clark is a member of the Board of Trustees of the Grand Valley State

University Foundation. He is Chairman of the Membership Committee of the Grand Valley State University Foundation, and on the Advisory Board of the Seidman School of Business. From 1988 through 1997, he was a member of the Board of Directors and Executive Committee of First Michigan Bank-Grand Rapids. Mr. Clark has also previously served on the Boards of Directors of the Metropolitan YMCA, the Grand Rapids Symphony Orchestra, Red Cross of Kent County, The Blodgett/Butterworth Foundation, St. Mary’s Hospital, The Business and Institutional Furniture Manufacturer’s Association, the Ohio State University Alumni Association, and the Grand Rapids Employees’ Association. Mr. Clark’s experience leading and managing a substantial seating and furniture business, and involvement and relationships in the community, led us to conclude that he should serve on our Board.

Doyle A. Hayes, age 59
Director since 2001

Mr. Hayes has over 30 years of experience in the automotive industry and has held various positions within that industry. Currently, he is President of the dhayesGroup, a consulting and manufacturing business, and also serves as Business Acceleration Manager for Battle Creek Unlimited (“BCU”). At BCU, Mr. Hayes assists entrepreneurs with new business development and represents BCU in attracting business to the Calhoun County, Michigan area. From 1994 to 2009, Mr. Hayes was President and CEO of Pyper Products Corporation, a plastic injection molding company that supplied the auto and furniture industries. Mr. Hayes is also the majority shareholder of TalentTrax LLC, a staffing organization. He has served on several non-profit boards in the Grand Rapids community and is currently Board Chair of Metro Health Hospital. Mr. Hayes is a member of the Boards of Directors of Borgess Hospital of Kalamazoo, Davenport University, Grand Valley State University Foundation, Battle Creek Chamber of Commerce and Grand Valley Metro Council, and a member of the National Small Business Association (NSBA), the Governor’s Workforce Commission and the Advisory Board of the Seidman School of Business, and is the Chair of the Ambulatory Care Committee of Borgess Hospital of Kalamazoo. Mr. Hayes is Past Chair of Small Business Association of Michigan (SBAM), and was formerly a Corporate Director of First Michigan Bank Corporation. We determined that Mr. Hayes should be a member of our Board based on a number of factors. He has extensive experience managing various manufacturing concerns and demonstrated leadership ability on numerous non-profit boards. Also, as an African American deeply involved in the business community, he brings us perspectives that allow us to serve our diverse communities in a better way.

Susan K. Jones, age 60
Director since 1998

Mrs. Jones is a tenured, full-time Professor of Marketing at Ferris State University in Big Rapids, Michigan, and has served as a Professor of Marketing since 1990. Mrs. Jones was also an associate partner of The Callahan Group, LLC, a marketing consulting firm, from 2005 to 2007, and was a partner of Callahan Group from 1998 to 2004. In addition, she has worked at her own marketing consulting firm, Susan K. Jones & Associates, since 1980. She enjoys an active volunteer career, currently serving as President of the Arts Council of Greater Grand Rapids, Member of the Council of 100 at Northwestern University, and Treasurer of the Northwestern Club of West Michigan. She is a past-president of the Junior League of Grand Rapids, a graduate of Leadership Grand Rapids, a member of the Christian Outreach Committee at the Mayflower Congregational Church, and currently serves as a trustee of the Chicago Association of Direct Marketing Educational Foundation. Mrs. Jones is a member of the Hall of Achievement of the Medill School of Journalism, Northwestern University, and is the recipient of several prestigious awards in the fields of direct and interactive marketing. Mrs. Jones’ academic background in general and her marketing expertise specifically, were important considerations in our determination that she should be a member of our Board. Also, as a female business owner, her perspective and experiences have proven valuable to us during a time when women owned businesses are more prevalent than ever.

Lawrence W. Larsen, age 70
Director since 1997

Mr. Larsen is Chief Executive Officer, President, and owner of Central Industrial Corporation of Grand Rapids, Michigan. He began his employment with Central Industrial Corporation in 1967, and purchased it in 1974. Central Industrial Corporation is a tier one supplier of various components and assemblies to several of the material handling industry’s largest forklift truck manufacturers and other related industries. Mr. Larsen founded Jet Products, Inc. in 1970 and served as its Vice President and President until June of 2007 when he sold his interest to an existing officer and employee of the corporation. Jet Products, Inc. designs, sells and manufactures various hydraulic components for the material handling industry. Mr. Larsen is a native of Wisconsin and Illinois. He has spent the last 42 years in the Grand Rapids area. Mr. Larsen served as a director of First Michigan Bank-Grand Rapids from 1980 until June of 1997, and was a member of the Executive Loan Committee and Audit Committee. Mr. Larsen’s demonstrated success as a business owner was a key reason we concluded that he should serve on our Board. We also considered his lengthy prior tenure as a director at another successful bank.

Calvin D. Murdock, age 70
Director since 1997

Mr. Murdock is President of SF Supply (“SF”) of Grand Rapids, Michigan. He has held this position since 1994. From 1992 to 1994, he served as the General Manager of SF, and in 1991, served as SF’s Controller. SF is a wholesale distributor of commercial and industrial electronic, electrical and automation parts, supplies and services. Mr. Murdock is a Michigan native and a graduate of Ferris State University with a degree in accounting. Prior to joining SF, Mr. Murdock owned and operated businesses in the manufacturing and supply of automobile wash equipment. As a banking organization highly focused on lending to small businesses, Mr. Murdock’s extensive success as a small business owner led us to conclude that he should serve as a member of our Board.

Michael H. Price, age 53
Chairman of the Board, President, Chief Executive Officer and Director of Mercantile, and Chairman of the Board, Chief Executive Officer and Director of the Bank, Director since 1997

Mr. Price has over 25 years of commercial banking experience, and joined the Bank in 1997. Before being promoted to his current position in 2007, Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank in 1997 and 1998, and as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank from 1999 to June of 2007. Mr. Price has been and continues to be very active in the Grand Rapids community. He currently serves on the Board of Directors of Metro Health Hospital. From 2005 to 2007, he served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Mr. Price also served as the past Chairperson of The MBA Group 4 Committee and was a Co-Chair of the Habitat for Humanity of Kent County Capital Campaign, as well as its past Board President. Mr. Price has previously served as Vice Chair of the Board of Kent County Community Mental Health, and as a member of the Michigan State University College of Human Medicine-Secchia Center Capital Campaign Cabinet. Mr. Price was the founding President of our organization and has demonstrated excellent leadership qualities and a strong understanding of the fundamentals of our industry. These attributes led us to conclude that he should be a member of our Board and is the best person to serve as Chairman of our Board.

Timothy O. Schad, age 62
Director since 2007

Mr. Schad is Chairman and Chief Executive Officer of Nucraft Furniture Company, which produces high-end wood office furniture for executive offices, conference rooms and board rooms. He joined

Nucraft in 1980 and served as Vice President and President prior to his appointment as Chairman and Chief Executive Officer in 1997. From 2001 to 2006, Mr. Schad also served as the Vice President for Finance and Administration, and Treasurer, of Grand Valley State University, a master level public university with 24,000 students and campuses in Allendale, Grand Rapids, Holland, Muskegon and Traverse City. Mr. Schad has served on the Boards of Trustees of Ferris State University and Kendall College of Art and Design. He is a graduate of Dartmouth College, Thayer School of Engineering and Harvard Business School. Mr. Schad is an active supporter of family businesses in Michigan, serving on several private company boards of directors and as a director of the Family Business Alliance in Grand Rapids. Mr. Schad’s very successful experiences in both the business and academic worlds, combined with his strong academic achievements, were the primary considerations leading us to conclude that he should be a member of our Board. His strong financial background was also considered, as Mr. Schad serves as Vice-Chairperson of our Audit Committee.

Dale J. Visser, age 73
Director since 1997

Mr. Visser is Chairman and one of the owners of Visser Brothers Inc. of Grand Rapids, Michigan. He has served Visser Brothers in various officer positions since 1960. Visser Brothers is a construction general contractor specializing in commercial buildings. Mr. Visser also has an ownership interest in several real estate projects in the Grand Rapids area. Mr. Visser served as a director of First Michigan Bank-Grand Rapids from 1972 until June of 1997. He is a Grand Rapids native and a graduate of the University of Michigan with a degree in civil engineering. Mr. Visser is active in the community and serves on the Board of Directors of Westminster Theological Seminary Foundation and as a Trustee on the Board of Directors for Words of Hope. He has previously served on the Boards of the Grand Rapids YMCA, Christian Rest Home, and West Side Christian School. Mr. Visser’s very successful career and expertise in commercial real estate, combined with his 25 years of prior bank board experience, led us to conclude that he should serve on our Board.

Donald Williams, Sr., age 73
Director since 1998

Mr. Williams is Dean Emeritus of Grand Valley State University. During 2002, he was the Coordinator of the minority students teacher preparation program for the Grand Rapids Public Schools (secondary schools). Mr. Williams has over 30 years of experience in administration of educational programs with special emphasis on political sensitivity and equality. From 1989 to 2001, he was the Dean of Minority Affairs and Director of the Multicultural Center of Grand Valley State University. Mr. Williams also serves as President of the Concerned Citizens Council. He previously served as President of the Rotary Club of Grand Rapids, President of the Coalition for Representative Government (CRG), as a member of the Board of Directors of First Michigan Bank-Grand Rapids and the Grand Rapids Advisory Board of Michigan National Bank, as Treasurer and President of the Minority Affairs Council of Michigan Universities (MACMU), and as a member of the Board of Directors of the Grand Rapids Area Chamber of Commerce. Mr. Williams has been the recipient of numerous awards in the Grand Rapids and Michigan area for community service and job performance, including most recently the Giant Among Giants award. His work has been cited in the Congressional Record of the United States by the late Representative Paul Henry. Mr. Williams has a unique and valuable background in the area of minority affairs, equality, political sensitivity and community action. His point of view regarding underserved markets was especially considered in determining that he should serve on our Board.

Information About Continuing Directors

Continuing Directors with
Terms Expiring in 2011

Betty S. Burton, age 68
Director since 1998

Mrs. Burton is the former owner of a business forms and print solutions distribution company. She was a member of the Board and consultant to Wonderland Business Forms from 1999 to 2002, and its President and Chief Executive Officer from 1995 to 1999. Prior to that, Mrs. Burton was a teacher in the Grand Rapids Public School System for over 25 years. Mrs. Burton is a trustee of both the Grand Valley State University Foundation and the Western Michigan University Foundation. She is a graduate of both universities and also of Dartmouth College Tuck School of Business Minority Executives Program. She has previously served as a member of the Boards of Directors of First Michigan Bank-Grand Rapids and Butterworth Hospital. Mrs. Burton is very involved in civic and community activities and serves on several boards in the Grand Rapids area. We determined that Mrs. Burton should be a member of our Board based on a number of factors. Mrs. Burton’s successful history in both the academic and business worlds is very valuable to us. Her experiences as a minority woman Chief Executive Officer at Wonderland Business Forms, and her high visibility in the community, help us in our efforts to serve our markets. Mrs. Burton’s point of view adds to the diversity and strength of our Board.

David M. Cassard, age 56
Director since 2001

Mr. Cassard is Chairman, Treasurer and a member of the Board of Directors of Waters Corporation, which deals in commercial real estate within the Grand Rapids metropolitan area. He has served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids and was a member of the Boards of Directors of First Michigan Bank Corporation and Butterworth Hospital. He holds memberships in several professional organizations and societies, including the American Institute of CPA’s, the Michigan Association of CPA’s, the Grand Rapids Association of Realtors, the National Association of Realtors and the Institute of Real Estate Management. Mr. Cassard’s combination of financial expertise and commercial real estate management experience were key factors in our determination that he should be a member of our Board. His strong accounting background was also considered, as Mr. Cassard serves as Chairperson of our Audit Committee.

Peter A. Cordes, age 69
Director since 1997

Mr. Cordes has served as President and Chief Executive Officer of GWI Engineering Inc. (“GWI”) of Grand Rapids, Michigan, since 1991. GWI is engaged in the manufacturing of industrial automation systems for customers in a variety of industries in the Midwest. Mr. Cordes purchased GWI in 1991 and is now its sole owner. Mr. Cordes graduated from St. Louis University with a degree in aeronautics. He is a native of LeLand, Michigan and has spent the last 31 years in Western Michigan. Mr. Cordes’ extensive background as a successful business owner was an important consideration in our determination that he should serve on our Board.

Merle J. Prins, age 70
Director since 2004

Mr. Prins retired from his positions as Executive Vice President and a member of the Board of Directors of First Michigan Bank Corporation in 1998, after 30 years of service as an officer of First Michigan Bank Corporation and nine years of service on its Board of Directors. Mr. Prins is a member of the Riverview Group, a community advisory group in Holland, Michigan, and Vice Chairman of the Brownfield Redevelopment Authority for the City of Holland. Mr. Prins had a long and distinguished career in banking, and his industry knowledge, combined with his strong community activity, were the reasons we concluded he should serve on our Board.

Executive Officers

Our executive officers are listed in the table below.

Name of Executive Officer	Title

Michael H. Price	Chairman of the Board, President and Chief Executive Officer of Mercantile, and Chairman of the Board and Chief Executive Officer of the Bank
Robert B. Kaminski, Jr.	Executive Vice President, Chief Operating Officer and Secretary of Mercantile, and President, Chief Operating Officer and Secretary of the Bank
Charles E. Christmas	Senior Vice President, Chief Financial Officer and Treasurer of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

Mr. Price is also a member of our Board of Directors, and information regarding his business experience is described above under the heading “Election of Directors.” Mr. Kaminski’s and Mr. Christmas’ business experience, for at least the past five years, is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Robert B. Kaminski, Jr., age 48
Executive Vice President, Chief Operating Officer and Secretary of Mercantile,
and President, Chief Operating Officer and Secretary of the Bank

Mr. Kaminski joined the Bank in 1997 and has over 20 years of commercial banking experience. Before being promoted to his current position in 2007, Mr. Kaminski served Mercantile and the Bank as Senior Vice President and Secretary from 1997 to 2003, and Executive Vice President and Secretary from 2003 to June of 2007. In addition, he has served as the Bank’s Chief Operating Officer since 2000. Mr. Kaminski serves on the Boards of Directors and Executive Committees for Boys and Girls Clubs of Grand Rapids Youth Commonwealth and Camp O’Malley, the Board of Directors of VSA Arts of Michigan-Grand Rapids-Very Special Arts, and is a career mentor for Aquinas College of Grand Rapids.

Charles E. Christmas, age 44
Senior Vice President, Chief Financial Officer and Treasurer of Mercantile,
and Senior Vice President and Chief Financial Officer of the Bank

Mr. Christmas joined the Bank in 1998 and has more than 20 years of banking experience. Before being promoted to his current position in 2000, Mr. Christmas served as Vice President of Finance, Treasurer and Compliance Officer of Mercantile and the Bank in 1998, and Chief Financial Officer, Treasurer and Compliance Officer of Mercantile and the Bank in 1999. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Bankers Association Funds Management Committee and as a member of the Ferris State University College of Business Advisory Board. He also serves as a fundraising volunteer for the Make-A-Wish Foundation of Michigan and the American Cancer Society, and is an Instructor at the Robert Perry School of Banking at Central Michigan University.

Corporate Governance

Director Independence

Applicable rules of The Nasdaq Stock Market (“Nasdaq”) require that a majority of our Board of Directors be independent. In February of 2010, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable Nasdaq rules, with the exception of Messrs. Price and Visser. In making this determination, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2009, our Board of Directors held a total of 13 meetings. During 2009, each director attended at least 75% of the total number of meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of March 1, 2010, was as follows:

Audit Committee	Compensation Committee	Governance and Nominating Committee

Betty S. Burton	David M. Cassard	Betty S. Burton
David M. Cassard*	Edward J. Clark	Edward J. Clark
Calvin D. Murdock	Peter A. Cordes	Doyle A. Hayes*
Merle J. Prins	Lawrence W. Larsen	Susan K. Jones
Timothy O. Schad**	Calvin D. Murdock*	Lawrence W. Larsen
	Merle J. Prins	Donald Williams, Sr.

*	Committee chairperson

**	Committee vice chairperson

Each of the members of these committees is an independent director as defined by applicable Nasdaq rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

Audit Committee. The Audit Committee has five members and met five times in 2009. The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of our independent registered public accounting firm. Our Board of Directors has determined that Messrs. Cassard, Murdock and Schad, who are members of the Audit Committee, are qualified as audit committee financial experts, as that term is defined in the rules of the SEC. Each of them is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee has six members and met six times in 2009. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our directors, officers and employees. The Compensation Committee’s responsibilities and authority include:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating their performance;

•	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

•	reviewing compensation and guidelines for director’s ownership of our stock;

•	recommending or making changes in cash compensation for directors;

•	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans;

•	reviewing and evaluating our senior executive officer and employee compensation plans in relation to any risks they pose, and limiting those risks, as required in connection with our participation in the Capital Purchase Program of the Troubled Asset Relief Program; and

•	providing the disclosures and certifications required in relation to our senior executive officer and employee compensation plans, risks they pose, perquisites, and compensation consultants, as required in connection with our participation in the Capital Purchase Program.

The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee. The Compensation Committee may confer with our Chairman, President and Chief Executive Officer regarding his compensation, and receives recommendations from him regarding the compensation for our other executive officers.

In 2009, our Compensation Committee retained the compensation consulting firm of Blanchard Chase, LLC (“Blanchard Chase”) to conduct a total compensation review relating to our executive officers, and to assess the incentive, equity and benefit programs that we utilize. As part of the review, Blanchard Chase identified a group of public regional banks similar in size to us, and the compensation paid to their executive officers. It also reviewed our incentive and benefit plans compared to industry best practices, and the perquisites we provide compared to perquisites offered to executive officers by regional banks of similar size. Blanchard Chase’s review included examining our current compensation programs relating to executive officers for risks that could impact our long-term viability. The Compensation Committee’s instruction to Blanchard Chase primarily consisted of the scope of the review to be performed. No compensation consultant was engaged during 2009 in connection with determining or recommending director compensation or compensation of employees other than our executive officers. We paid Blanchard Chase approximately $11,000 for its services during 2009.

Governance and Nominating Committee. The Governance and Nominating Committee has six members and met five times in 2009. The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West Michigan community who have been known to one or more of our Board members. The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders. We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the Governance and Nominating Committee does consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the Governance and Nominating Committee’s determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe that the composition of our Board has consistently demonstrated diversity as defined by race, gender, viewpoint, background and professional experience.

Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.

Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

Board Leadership Structure

Our Board is led by Michael H. Price, our Chairman of the Board, President and Chief Executive Officer. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us now is for Mr. Price to serve as both Chairman of the Board and Chief Executive Officer.

Mr. Price was our founding President and Chief Operating Officer, and has been our Chairman of the Board and Chief Executive Officer since July 1, 2007; as such the Board of Directors believes that he is uniquely qualified through his experience and expertise to be the person who generally sets the agenda for, and leads discussions of, strategic issues for our Board. Mr. Price was one of the key individuals behind our formation in 1997 and his leadership was instrumental in the drafting and implementing of our strategic plan as well as our mission and vision statements. Mr. Price’s leadership, in both his Chairman of the Board and Chief Executive Officer roles, continues to ensure that we remain dedicated to and focused on our mission. Our Board believes that this dedication and focus is particularly important during these unusual economic times to ensure that we continue to differentiate ourselves from our competition while navigating the difficult economic waters and keeping us well poised for future market expansion. Our Board believes that we and our shareholders can be most advantaged by leaving these roles combined.

Unlike many companies, our Board of Directors does not have an executive committee through which a chief executive officer and chairman of the board is able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees which are chartered to undertake significant activities and are made up entirely of independent directors.

In addition, our independent directors participate in at least two executive sessions during the year, in which our Chairman of the Board and Chief Executive Officer does not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Governance and Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is David M. Cassard.

Board Role in Risk Oversight

Our Board oversees our risk management practices. In carrying out its responsibilities, our Board appointed a Director of Risk Management (our “Senior Risk Officer”). Our Senior Risk Officer, with supervision from our Board, is responsible for the definition, structure, implementation, and coordination of our risk management plan. Our Senior Risk Officer reports at least monthly to our Board.

Our Senior Risk Officer is the Chairman of our Enterprise Risk Management Committee. This committee is comprised of senior management. Its purpose is to provide high-level attention and coordination to the risk management process and to discuss and address significant risks that we face.

Our Senior Risk Officer meets at least every six months with the Compensation Committee to discuss, evaluate and review our compensation plans. The Senior Risk Officer, with the Compensation Committee, assesses whether our compensation plans encourage taking unnecessary and excessive risks that threaten our value, or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the chairperson of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors, are provided to the entire Audit Committee and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications, and request copies of any of the communications.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2009 were David M. Cassard, Edward J. Clark, Peter A. Cordes, Lawrence W. Larsen, Calvin D. Murdock and Merle J. Prins. All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

Audit Committee Report

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the Nasdaq listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

•	the accounting and financial reporting process;

•	audits of financial statements and internal control over financial reporting;

•	internal accounting and disclosure controls; and

•	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, and reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2009, BDO Seidman, LLP (“BDO Seidman”), is responsible for auditing Mercantile’s financial statements and internal control over financial reporting and for reviewing its unaudited quarterly financial statements.

The Audit Committee reviewed with BDO Seidman the overall scope and plan of the audit. In addition, the Audit Committee met with BDO Seidman, with and without management present, to discuss the results of BDO Seidman’s audit, its evaluation of Mercantile’s internal control over financial reporting, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board. The Audit Committee has also received from, and discussed with, BDO Seidman the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended.

The Audit Committee has discussed with BDO Seidman that firm’s independence from management and Mercantile, and has received from BDO Seidman the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO Seidman’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit related and tax services with BDO Seidman’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2009 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee evaluated and appointed BDO Seidman as Mercantile’s independent registered public accounting firm for 2010.

Audit Committee Betty S. Burton David M. Cassard Calvin D. Murdock Merle J. Prins Timothy O. Schad

Compensation Committee Report

Compensation Discussion and Analysis Recommendation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Plans

The compensation plans that one or more of our senior executive officers participate in are our 2000 Employee Stock Option Plan, 2004 Employee Stock Option Plan, Stock Incentive Plan of 2006, 401(k) plan, deferred compensation plan, and Performance Evaluation Plan. Under the 2000 and 2004 plans, options have been issued to our senior executive officers and other employees to acquire shares of our stock. Under our 2006 plan, options and restricted stock have been issued to our senior executive officers and other employees. Options granted under the 2000 and 2004 plans typically were exercisable over a period of ten years. Options granted under the 2006 plan typically fully vest over a two year period and are exercisable over a period of seven years. Restricted stock granted under the 2006 plan typically vests in full after four years. The exercise price for stock options has been the market price when the options were granted. The awards that have been made under the 2000, 2004 and 2006 plans have not included performance criteria. Contributions to our 401(k) plan and the deferred compensation plan are made by participants from compensation they receive from us. We have not provided any matching contribution for the 401(k) plan since the first quarter of 2009. Amounts contributed to our deferred compensation plan are credited with interest monthly at the prime rate. Our Performance Evaluation Plan is described below.

Many employees who are not senior executive officers participate in one or more of the plans identified above, as well as one or more of our Merc Pays Incentive Plan, Mortgage Commission Plan, Performance Evaluation Plan, and Employee Stock Purchase Plan of 2002. Some or all of these plans may be considered employee compensation plans. Our Merc Pays Incentive Plan, Mortgage Commission Plan, Performance Evaluation Plan, and Employee Stock Purchase Plan of 2002 are described below.

The Merc Pays Incentive Plan provides payments to employees ranging from $5 to $50 for products and services sold for each customer. The plan is primarily intended to encourage employees to better serve customers, and to help grow our core deposits and consumer customer base. Annual incentives granted to branch employees for 2009 under this plan typically ranged from $100 to $2,500 per employee.

The Mortgage Commission Plan applies to our mortgage lenders. It allows for commissions to be paid on mortgages that are closed and sold on the secondary market. Strict underwriting criteria is in place for the mortgages, and intended to encourage sound lending practices. The criteria is included in our internal policies and the requirements for mortgages to be sold to the secondary market. A commission schedule has been established based on mortgages closed each month, and our mortgage lenders are paid basis points in relationship to the dollar volume of mortgages closed. In 2009, the average annual commission payout under the plan for our mortgage lenders was $85,000.

The Performance Evaluation Plan is used to evaluate employees annually for merit salary increases. The evaluation criteria used under the plan has five performance factors for non-supervisory employees and eight performance factors for supervisory employees. Employees are rated on a scale of 1-10 for each performance factor. The total score is applied to a salary grid that determines the merit increase. During 2009, these increases, when awarded, typically ranged from 1% to 3%.

The Employee Stock Purchase Plan of 2002 provides a convenient way for employees to purchase our stock through regular payroll deductions. Participation by employees is voluntary. Purchases are made for employees quarterly, at fair market value, using amounts, if any, that they have elected to withhold from their pay during the quarter.

The Compensation Committee has reviewed all of the plans described above, and does not believe that any of them encourage our senior executive officers to take unnecessary or excessive risks that threaten our value. The features of these plans do not make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk. The equity-based plans encourage our senior executive officers and other employees to focus on increasing shareholder value over a period of years. The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement. The Compensation Committee believes that the plans described above do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee. The features of our Merc Pays Incentive Plan, Mortgage Commission Plan and Performance Evaluation Plan primarily encourage employees to perform their jobs better and increase the value of our business. None of the plans provide compensation that is based on the level of our reported earnings.

Committee Certification

The Compensation Committee certifies that:

•	it has reviewed with our Senior Risk Officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten our value;

•	it has reviewed with our Senior Risk Officer our employee compensation plans and has made all reasonable efforts to limit any unnecessary risks that these plans pose to us; and

•	it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of our reported earnings to enhance the compensation of any employee.

Compensation Committee David M. Cassard Edward J. Clark Peter A. Cordes Lawrence W. Larsen Calvin D. Murdock Merle J. Prins

Executive Compensation

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earnings per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We have provided stock-based compensation to reward superior performance against specific objectives and long-term strategic goals; however, no stock-based compensation awards were granted in 2009 reflecting stressed economic conditions and the resulting impact on our earnings performance and financial condition.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•	peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•	regulatory requirements and results of audits and examinations;

•	amount of time and effort expended by employees for our communities;

•	rate of employee turnover;

•	content and effectiveness of our employee training;

•	results of any employee surveys;

•	general attitude of employees;

•	ability to retain and attract new employees;

•	number of new accounts being opened and the rate of turnover;

•	results of any customer surveys;

•	any customer complaints that come to our attention;

•	level and commitment of our executive officers to our communities;

•	financial commitment to our communities; and

•	community support in comparison to that of our competitors.

Our Compensation Committee’s goal is to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three year period. In setting base salaries, consideration is given to salary compensation of executive officers with comparable qualification, experience and responsibilities at financial institutions within our peer group. Our peer group consists of 18 financial institutions of similar size conducting business in the Midwest. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. We also utilize industry compensation studies prepared by the Michigan Bankers Association and an independent public accounting firm, but to a lesser degree. The peer group comparisons are used for guidance purposes only, with the Compensation Committee taking the peer group information into consideration in determining base salaries for the executive officers; however, the Compensation Committee does not utilize benchmarks in establishing our executive officer salary compensation. In addition, our Compensation Committee has utilized the services of an independent consultant in reviewing the compensation levels of our executive officers. The Compensation Committee intends to pay base salaries to our executive officers that are commensurate with their qualifications and demonstrated performance that bring continuing and increasing value to our shareholders and the communities that we serve.

Executive Officer Bonus Compensation

For most years, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

Stressed economic conditions during the past couple of years have put significant pressure on our earnings performance and financial condition. Although we recognize the benefits of establishing bonus plans, we neither established a plan, nor paid our executive officers bonuses, for 2009. Given these unprecedented times, we realize that it is not realistic to increase the salaries or establish bonus plans for our executive officers when we are not profitable. Due to economic and market conditions, and our current level of earnings, we have not increased the salaries of our executive officers or established a bonus plan for 2010.

Stock Incentive Plan

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contribution to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

There is a direct relationship between the value of a stock option and the market price of our common stock. We believe that granting stock options is an effective method of motivating our executive and other officers to manage our business in a manner consistent with the interests of our shareholders. Due to the evolution of regulatory, tax and accounting treatment of stock-based compensation, and the importance of stock-based compensation in retaining and motivating our key employees, we have utilized other forms of stock-based compensation in addition to stock options. In 2006, 2007 and 2008, we granted restricted stock to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

Historically, we have made stock-based awards annually in the Fall in conjunction with the performance review of our executive and other officers. It has been our practice, when awards of stock options and restricted stock are made, to make them to all recipients on the same date. We made no stock-based compensation awards in 2009, reflecting the stressed economic conditions and resulting impact on our earnings performance and financial condition.

We do not have stock ownership requirements or guidelines for our executive officers.

Perquisites

We limit the perquisites that we make available to our executive officers. We believe that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage, or similar benefits for our executive officers or other employees.

During 2009, we provided the following perquisites for our executive officers:

•	in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life and disability insurance, and long term care insurance; and

•	one local country club membership was provided for Mr. Price, which he made significant use of in connection with our business.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure some or all of the performance-based portion of our executive compensation so that it will not be subject to the deduction limitations of Section 162(m).

We are also subject to a lower threshold on the deduction of executive compensation due to our participation in the Capital Purchase Program of the Troubled Asset Relief Program. This lower threshold is set forth in Internal Revenue Code Section 162(m)(5) and applies while we participate in the program. Section 162(m)(5) generally limits the amount we can deduct for compensation paid to each of our senior executive officers attributable to services performed in a year to $500,000. In calculating compensation for purposes of this $500,000 limit, there is no exception for performance-based compensation. For Section 162(m)(5) purposes, a company’s senior executive officers are the chief executive officer, chief financial officer and the next three most highly compensated executive officers. Under Section 162(m)(5), compensation that is earned but deferred and paid to a senior executive officer in a later year cannot be deducted in the later year except to the extent of any unused portion of the $500,000 deduction limit in the year the compensation was earned. We consider the potential impact of Section 162(m)(5) when determining compensation for senior executive officers.

Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. For 2009, we provided for each eligible participant a matching contribution to the 401(k) plan for the first quarter of the year. The matching contribution was “dollar for dollar” for the first 5% of the participant’s contribution to the 401(k) plan. To help reduce our compensation expenses, we suspended our matching contribution effective April 1, 2009. All our executive officers participated in our 401(k) plan during the first quarter of 2009.

All employees, except our executive officers, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers in their employment agreements.

Overview of the Compensation Process

The composition of compensation for our executive officers can include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan, if any, for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, in years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Director of Human Resources and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Director of Human Resources makes compensation recommendations to the Compensation Committee for each of our executive officers. The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Director of Human Resource’s process of formulating her recommendations, she may confer with our Chairman of the Board, President and Chief Executive Officer. Our executive officers are not present when our Director of Human Resources makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers.

Restrictions on Executive Compensation under Federal Law

On May 15, 2009, we sold 21,000 shares of our preferred stock and a warrant to purchase 616,438 shares of our common stock to the United States Department of the Treasury for $21 million. This sale was made under the Treasury’s Capital Purchase Program of the Troubled Asset Relief Program (the “Capital Purchase Program”). Participants in the Capital Purchase Program are subject to a number of limitations and restrictions on executive compensation that are set forth in the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (“EESA”), and in related rules issued by the Treasury.

As a general matter, until such time as we no longer participate in the Capital Purchase Program, we will be subject to the following requirements, among others:

•	Our compensation programs may not include incentives for our senior executive officers to take unnecessary and excessive risks that threaten our value. Our senior executive officers are Messrs. Price, Kaminski and Christmas, who are our executive officers named in the Summary Compensation Table below.

•	We must be entitled to recover any bonus, retention award, or incentive compensation paid to any of our senior executive officers or next 20 most highly compensated employees if the payment is based upon materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

•	We are prohibited from making any golden parachute payments to any of our senior executive officers or any of our next five most highly compensated employees. Golden parachute payments include any payments for departure from us for almost any reason, other than death or disability; or any payment due to a change in control.

•	We are prohibited from paying to any senior executive officer or any of the next 20 most highly compensated employees any tax “gross-ups” on compensation.

•	Our compensation programs may not encourage the manipulation of reported earnings to enhance the compensation of our employees.

•	We cannot pay or accrue any bonus, retention award, or incentive compensation to our most highly compensated employee, who is Mr. Price, other than payments made in the form of long-term restricted stock that does not have a value greater than one-third of his total annual compensation, and meets specific vesting and other criteria.

•	Our shareholders must be given the opportunity to vote on an advisory (non-binding) resolution at our annual meetings to approve the compensation of our executives.

•	The Compensation Committee must conduct reviews of our senior executive officer and employee compensation plans with our Senior Risk Officer relating to risks of the plans.

•	We are required to establish a company-wide policy regarding “excessive or luxury expenditures.”

Our compensation arrangements for executive officers and other employees are intended to comply with the requirements of the Capital Purchase Program, while we participate in the program. We expect to be a participant in the program for as long as any of the preferred stock that we issued under the program remains outstanding. We have the right to redeem the preferred stock, subject to certain conditions.

Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the three years ended December 31, 2009.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensa-
		Salary	Bonus	Awards	Awards	Compensation	Earnings	tion	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Michael H. Price	2009	474,000	—	—	—	—	—	23,321	497,321
Chairman of the Board,	2008	474,000	—	16,200	24,300	—	3,354	32,261	550,115
President and Chief Executive	2007	427,000	5,500	38,400	36,900	—	18,447	28,922	555,169
Officer of Mercantile, and Chairman of the Board and Chief Executive Officer of the Bank
Robert B. Kaminski, Jr.	2009	305,000	—	—	—	—	—	14,888	319,888
Executive Vice President,	2008	305,000	—	10,500	15,800	—	14	23,479	354,793
Chief Operating Officer and	2007	275,000	18,000	24,700	23,900	—	81	21,317	362,998
Secretary of Mercantile, and President, Chief Operating Officer and Secretary of the Bank
Charles E. Christmas	2009	255,000	—	—	—	—	—	14,028	269,028
Senior Vice President, Chief	2008	255,000	—	8,700	13,200	—	282	21,546	298,728
Financial Officer and Treasurer	2007	231,000	5,500	20,800	21,100	—	1,552	20,271	300,223
of Mercantile, and Senior Vice President and Chief Financial Officer of the Bank

(1)	Amounts are determined based on the grant date fair value of the stock awards and option awards. Refer to Note 9, “Stock-Based Compensation,” in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2009, for the relevant assumptions used to determine the valuation of the stock awards and option awards.

(2)	We did not establish a non-equity incentive plan for executive officers for 2009 or 2008. Non-equity incentive plan compensation was not paid to the executive officers for 2007 because the goals established for payments to be made under our plans were not met.

(3)	The amounts shown are the above-market interest credited to the accounts of the executive officers for the applicable year on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(4)	Includes for 2009 (a) matching contributions to the 401(k) plan accounts of Messrs. Price, Kaminski, and Christmas in the amount of $3,176; (b) life, disability, and long term care insurance premiums paid on policies insuring them; (c) a country club membership for Mr. Price; and (d) cash dividends paid on restricted stock.

Employment Agreements

The Bank and Mercantile have entered into employment agreements with our executive officers, Messrs. Price, Kaminski and Christmas, that provide for their employment, annual base compensation, and severance, confidentiality and non-compete arrangements. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of each of the executive officers for 2009 as follows: for Mr. Price $474,000, for Mr. Kaminski, $305,000, and for Mr. Christmas, $255,000; and set their salaries at the same amounts for 2010. In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans.

Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, are included below under the heading “Potential Payments Upon Termination or Change In Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for 2009 that salary and bonus were of total compensation was approximately 95% for our executive officers.

Grants Of Plan-Based Awards In 2009

As indicated in the following table, no plan-based awards were made to the named executive officers during the year ended December 31, 2009.

All
								All	Other
		Estimated Future						Other	Option		Grant
		Payouts Under Non-						Stock	Awards:	Exercise	Date Fair
		Equity Incentive Plan			Estimated Future Payouts Under			Awards:	Number of	or Base	Value of
		Awards			Equity Incentive Plan Awards			Number of	Securities	Price of	Stock and
				Maxi-			Maxi-	Shares of	Underlying	Option	Option
	Grant	Threshold	Target	mum	Threshold	Target	mum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($ / Sh)	($)

Michael H. Price	—	—	—	—	—	—	—	—	—	—	—
Robert B. Kaminski, Jr.	—	—	—	—	—	—	—	—	—	—	—
Charles E. Christmas	—	—	—	—	—	—	—	—	—	—	—

Outstanding Equity Awards At 2009 Fiscal Year-End

The following table provides information as of December 31, 2009 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan	Market
			Equity					Awards:	or Payout
			Incentive				Market	Number of	Value of
			Plan				Value of	Unearned	Unearned
	Number	Number of	Awards:			Number	Shares or	Shares,	Shares,
	of Securities	Securities	Number of			of Shares	Units of	Units or	Units or
	Underlying	Underlying	Securities			or Units	Stock	Other	Other
	Unexercised	Unexercised	Underlying			of Stock	That	Rights	Rights
	Options	Options	Unexercised	Option		That	Have	That Have	That Have
	(#)	(#)	Unearned	Exercise	Option	Have Not	Not	Not	Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	(#)	($)	Date	(#)(3)	($)	(#)	($)

Michael H. Price	3,645	—	—	26.612	10/22/2013	1,417	4,400	—	—
	2,893	—	—	33.674	10/27/2014	2,445	7,500	—	—
	867	—	—	33.674	10/27/2014	2,960	9,100	—	—
	1,852	—	—	35.883	11/16/2015	—	—	—	—
	2,006	—	—	35.883	11/16/2015	—	—	—	—
	2,625	—	—	37.943	11/15/2013	—	—	—	—
	1,365	—	—	37.943	11/15/2013	—	—	—	—
	2,600	—	—	17.740	11/28/2014	—	—	—	—
	—	5,400	—	17.740	11/28/2014	—	—	—	—
	—	560	—	17.740	11/28/2014	—	—	—	—
	—	9,000	—	6.210	11/24/2015	—	—	—	—
	—	2,260	—	6.210	11/24/2015	—	—	—	—
Robert B. Kaminski, Jr.	4,218	—	—	8.219	11/08/2010	787	2,400	—	—
	4,018	—	—	12.444	10/17/2011	1,575	4,800	—	—
	3,827	—	—	16.135	10/16/2012	1,910	5,900	—	—
	2,721	—	—	26.612	10/22/2013	—	—	—	—
	2,893	—	—	33.674	10/27/2014	—	—	—	—
	288	—	—	33.674	10/27/2014	—	—	—	—
	2,364	—	—	35.883	11/16/2015	—	—	—	—
	941	—	—	35.883	11/16/2015	—	—	—	—
	2,310	—	—	37.943	11/15/2013	—	—	—	—
	5,515	—	—	17.740	11/28/2014	—	—	—	—
	—	7,240	—	6.210	11/24/2015	—	—	—	—
Charles E. Christmas	4,660	—	—	8.219	11/08/2010	682	2,100	—	—
	4,018	—	—	12.444	10/17/2011	1,325	4,100	—	—
	3,827	—	—	16.135	10/16/2012	1,590	4,900	—	—
	2,721	—	—	26.612	10/22/2013	—	—	—	—
	2,893	—	—	33.674	10/27/2014	—	—	—	—
	2,623	—	—	35.883	11/16/2015	—	—	—	—
	683	—	—	35.883	11/16/2015	—	—	—	—
	1,942	—	—	37.943	11/15/2013	—	—	—	—
	4,630	—	—	17.740	11/28/2014	—	—	—	—
	—	6,060	—	6.210	11/24/2015	—	—	—	—

(1)	The vesting dates for the options shown, in the order listed in the column for each officer, are for (a) Mr. Price: October 23, 2004, October 28, 2005, January 1, 2006, November 17, 2006, January 1, 2007, November 16, 2008, January 1, 2009, and November 29, 2009; (b) Mr. Kaminski: November 9, 2001, October 18, 2002, October 17, 2003, October 23, 2004, October 28, 2005, January 1, 2006, November 17, 2006, January 1, 2007, November 16, 2008, and November 29, 2009; and (c) Mr. Christmas: November 9, 2001, October 18, 2002, October 17, 2003, October 23, 2004, October 28, 2005, November 17, 2006, January 1, 2007, November 16, 2008, and November 29, 2009.

(2)	The vesting dates for the options shown, in the order listed in the column for each officer, are for (a) Mr. Price: January 1, 2010, January 1, 2011, January 1, 2011, and January 1, 2012; (b) Mr. Kaminski: November 25, 2010; and (c) Mr. Christmas: November 25, 2010.

(3)	The vesting dates for the shares of restricted stock shown, in the order listed in the column for each officer, are November 16, 2010, November 29, 2011, and November 25, 2012. The shares of restricted stock are subject to forfeiture and restrictions on transfer until they vest.

Option Exercises And Stock Vested In 2009

The following table provides information regarding the exercise of stock options and vesting of restricted stock during 2009 for each of the named executive officers. None of the named executive officers exercised any stock options, and no shares of restricted stock vested, during 2009.

	Option Awards		Stock Awards
Number of
	Number of Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael H. Price	—	—	—	—
Robert B. Kaminski, Jr.	—	—	—	—
Charles E. Christmas	—	—	—	—

Nonqualified Deferred Compensation For 2009

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)	($)(1)	($)	($)(2)

Michael H. Price	—	—	5,730	1,095,094	—
Robert B. Kaminski, Jr.	—	—	125	—	3,909
Charles E. Christmas	—	—	486	92,727	—

(1)	These earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. There was no above-market portion of this interest. The above-market portion would be the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(2)	The amount for Mr. Kaminski that was reported as compensation in the Summary Compensation Tables for previous years is $3,055.

Executive Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his deferred compensation account, a lump sum payment or installment payments, whichever he elected, after he leaves employment with us due to normal retirement, early termination, disability, or change of control. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

The plan was amended in 2008 to provide participating executive officers with additional options to select specified dates for withdrawal. The ability to select specified withdrawal dates applies to amounts already deferred, as well as amounts that are deferred in the future. The plan and the new withdrawal options are subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Potential Payments Upon Termination Or Change In Control

We have entered into employment agreements with our executive officers, Messrs. Price, Kaminski and Christmas. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause;

•	during the employment period, due to disability or death; or

•	after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of the officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

Except for terminations that occur while we are a participant in the Capital Purchase Program, each employment agreement provides the executive officer with compensation and benefits in the event that his employment is terminated by us without Cause or the officer elects to terminate his employment for Good Reason during the employment period. In such event, the officer is entitled to receive the greater of (i) his annual base salary through the end of the employment period or (ii) for Mr. Price, $500,000, and for Mr. Kaminski or Mr. Christmas, $250,000; in either case payable over 18 months. In addition, in the case of such a termination of employment, and provided we are not then a participant in the Capital Purchase Program, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses. In the event that a termination occurs without Cause or for Good

Reason while we are a participant in the Capital Purchase Program, the officer is not entitled to any compensation or benefits under his employment agreement.

For a termination by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

If an executive officer becomes disabled or dies during the employment period, he is entitled to compensation and benefits under his employment agreement. In the event of disability, the officer continues to receive his then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit for Mr. Price is $250,000. The death benefit for Mr. Kaminski and Mr. Christmas is $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

In general, stock options granted under the 2000 Employee Stock Option Plan, 2004 Employee Stock Option Plan and Stock Incentive Plan of 2006 that are vested at the time employment terminates may be exercised by the executive officer within three months after his termination of employment. However, if his employment terminates due to death or disability, his vested stock options may be exercised within 12 months after the date of termination, but not later than the expiration date of the option.

Under the employment agreements, in the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that he may then have under any of our stock option plans. In addition, the Stock Incentive Plan of 2006 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for cause, whether or not the options are vested.

If an executive officer terminates employment due to death or disability, then restricted stock granted to him under the Stock Incentive Plan of 2006 will be partially vested. Also, except while we are a participant in the Capital Purchase Program, if an executive officer terminates employment due to retirement, or we terminate his employment other than for cause, then restricted stock granted to him under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee also has discretion to accelerate the vesting of restricted stock.

Each executive officer will also receive a distribution of his account under the deferred compensation plan upon his termination of employment. Distributions will generally be delayed for six months after the termination of employment, to the extent required by Section 409A of the Internal Revenue Code. However, if employment is terminated due to cause, or if an executive officer is subject to a final removal or prohibition order issued by a federal banking agency, then the executive officer will only receive a distribution of his own deferrals, without any interest credits.

Termination After the Employment Period

Except for terminations that occur while we are a participant in the Capital Purchase Program, the employment agreements provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Price of $500,000, and for Mr. Kaminski or Mr. Christmas of $125,000; payable over 18 months.

In addition, in the case of such a termination of employment, and provided we are not then a participant in the Capital Purchase Program, the officer is entitled to continue his participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his life, and to $10,000 for out-placement, interim office and related expenses. In the event that a termination occurs after the employment period, while we are a participant in the Capital Purchase Program, the officer is not entitled to any compensation or benefits under his employment agreement.

Obligations of Executive Officers

Under the employment agreements, the officers agree not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his employment with us, he will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of Grand Rapids, Michigan that solicits customers of the Bank.

The employment agreements also provide that any bonus, retention award or incentive compensation paid to the officers while we are a participant in the Capital Purchase Program is subject to recovery, or “clawback,” from the officers if the payment is based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. Our employment agreement with Mr. Price also includes a provision confirming that we will not pay or accrue any bonus, retention award or incentive compensation to or for him, while we are a participant in the Capital Purchase Program, that would violate the applicable provision of EESA.

Table of Potential Payments Upon Termination of Employment

The following table provides information regarding compensation and benefits payable to Messrs. Price, Kaminski and Christmas under the employment agreements or the Stock Incentive Plan of 2006 upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 31, 2009, the last business day of our 2009 fiscal year, and include estimates of the amounts that would be paid. The actual amounts would only be determined upon an officer’s termination of employment. The value of restricted stock that would have become vested due to death or disability is based on the closing stock price of $3.08 on December 31, 2009. The table below takes into account that we are a participant in the Capital Purchase Program and subject to the EESA restrictions on payments relating to termination of employment.

					After Employment
					Period and Before
					Age 65,
	During Employment Period				Termination Without
	Termination Without				Cause or Due to	Retirement
	Cause or for Good	Termination		Termination Due to	Base Salary	at or After
Name	Reason ($)	Due to Death ($)		Disability ($)(3)	Reduction ($)	Age 65 ($)

Michael H. Price	—	609,800	(1)	1,692,704	—	—
Robert B. Kaminski, Jr.	—	456,000	(2)	1,211,021	—	—
Charles E. Christmas	—	455,100	(2)	1,093,000	—	—

(1)	Includes payment of death benefit from us of $250,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000, and the value of restricted shares that would have become vested due to death of $9,800.

(2)	Includes payment of death benefit from us of $100,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $50,000, and the value of restricted shares that would have become vested due to death of $6,000 for Mr. Kaminski and $5,100 for Mr. Christmas.

(3)	Includes (a) annual base salary through the end of 2012 for Mr. Price, $1,422,000, Mr. Kaminski, $915,000, and Mr. Christmas, $765,000; (b) life, disability and medical insurance premiums until age 65 for Mr. Price, $144,804 (calculated at $12,067 annually), Mr. Kaminski, $194,021 (calculated at $11,413 annually) and Mr. Christmas, $233,200 (calculated at $10,600 annually); and (c) the value of restricted shares that would have become vested due to disability, for Mr. Price, $9,800, for Mr. Kaminski, $6,000, and for Mr. Christmas, $5,100. In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Price, $116,100, Mr. Kaminski, $96,000, and Mr. Christmas, $89,700. If the disability were catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 32% to 53% more, depending on the executive officer.

Change in Control

The employment agreements do not contain provisions that provide payments based on the occurrence of a change in control of Mercantile. Options granted under the Stock Incentive Plan of 2006, according to their terms when granted, become fully vested upon a change in control and are exercisable during their remaining term, even if an executive officer’s employment terminates during the option term. According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2006 become fully vested upon a change in control. However, while we are a participant in the Capital Purchase Program, we are subject to restrictions that preclude accelerated vesting of options or restricted stock upon a change in control. These restrictions apply to options and restricted stock held by our executive officers and our next five most highly compensated employees. A “change in control” is defined in the Stock Incentive Plan of 2006 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 40% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Each executive officer will receive a distribution of his account under the deferred compensation plan, if his employment terminates within 12 months after a change in control. The value of each officer’s account as of December 31, 2009 is shown above in the table under the heading “Nonqualified Deferred Compensation For 2009.”

Potential Payments Upon a Change in Control

If a change in control occurred as of December 31, 2009, the last business day of our 2009 fiscal year, Messrs. Price, Kaminski and Christmas would receive no payments or benefits relating to that change in control. If the change in control were to occur at a time when we were not participating in the Capital Purchase Program and were not subject to the EESA restrictions on payments relating to changes in control, there could be benefits relating to the accelerated vesting of options and restricted stock.

Director Compensation For 2009

The following table provides information about the compensation of our directors for the year ended December 31, 2009.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	($)(3)	($)	($)

Betty S. Burton	15,300	—	—	—	—	—	15,300
David M. Cassard	18,800	—	—	—	—	—	18,800
Edward J. Clark	16,050	—	—	—	—	—	16,050
Peter A. Cordes	14,800	—	—	—	—	—	14,800
Doyle A. Hayes	16,350	—	—	—	—	—	16,350
David M. Hecht	4,850	—	—	—	—	—	4,850
Susan K. Jones	15,150	—	—	—	—	—	15,150
Lawrence W. Larsen	15,850	—	—	—	—	—	15,850
Calvin D. Murdock	18,400	—	—	—	—	—	18,400
Merle J. Prins	16,400	—	—	—	—	—	16,400
Timothy O. Schad	13,675	—	—	—	—	—	13,675
Dale J. Visser	12,000	—	—	—	—	—	12,000
Donald Williams, Sr.	13,975	—	—	—	—	—	13,975

(1)	Our Chairman of the Board, President and Chief Executive Officer, Mr. Price, who is also a director, has been omitted from this table because he received no special compensation for serving on our Board of Directors. His compensation is included in the Summary Compensation Table.

(2)	No option awards were made to our non-employee directors during 2009. As of December 31, 2009, our non-employee directors held the following option awards to acquire our common stock: Mr. Clark, Mr. Cordes, Mr. Larsen, Mr. Visser and Mr. Williams, four option awards each, covering for each an aggregate of 2,487 shares; Mrs. Burton, Mr. Cassard, Mr. Hayes, Mrs. Jones and Mr. Murdock, three option awards each, covering for each an aggregate of 1,820 shares; and Mr. Prins, one option award, covering 578 shares.

(3)	No above-market interest was credited to the accounts of the directors for 2009 on compensation they have deferred under our non-qualified deferred compensation plan for directors. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

Compensation Arrangements for Non-employee Directors

Each of our directors is also a director of the Bank, which is a wholly owned subsidiary of Mercantile. The table above includes compensation earned for service on the Boards of Directors of Mercantile and the Bank. For 2009, our non-employee directors of the Bank were paid an annual retainer of $5,000, and a fee of $350 for each meeting of the Board of Directors of the Bank that they attended. In addition, non-employee directors were paid a meeting fee of $350 for each meeting of the Audit Committee, $300 for each meeting of the Compensation Committee and the Governance and Nominating Committee, and $200 for each meeting of other committees of the Board of Directors of the Bank that they attended. Non-employee directors were also paid fees of the same amount for meetings of

Mercantile’s Board of Directors and its committees, when for Board meetings there was not also a meeting of the Board of Directors of the Bank on the same day, and for committee meetings when there was not also a meeting of a committee of the Board of Directors of the Bank having the same name or function on the same day. For meetings that were held by telephone or other remote communications equipment, the meeting fees were half the amount described above. One annual retainer fee was also paid to each director who served as Chairman of the Audit Committees, the Compensation Committees and the Governance and Nominating Committees of Mercantile’s and the Bank’s Boards of Directors. The annual retainer is, for the Chairman of the Audit Committees — $3,000, for the Chairman of the Compensation Committees — $2,000, and for the Chairman of the Governance and Nominating Committees — $2,000.

Directors are eligible to receive stock-based awards under our Stock Incentive Plan of 2006 that was approved by our shareholders at their 2006 annual meeting, but no awards were made to directors under the plan for 2009. These director compensation arrangements, which were in effect for 2009, are also currently in effect. The Compensation Committee of our Board of Directors reviews director compensation at least annually, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate.

Director Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan for directors. Directors who participate in the plan may elect to defer up to 100% of their annual retainer and meeting fees. Under the plan, the amount of any director’s fees that are deferred are credited with interest quarterly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

The plan was amended in 2008 to provide participating directors with additional options to select specified dates for withdrawal. The ability to select specified withdrawal dates applies to amounts already deferred, as well as amounts that are deferred in the future. The plan and the new withdrawal options are subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Transactions with Related Persons

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

We have a correspondent banking relationship with Wells Fargo Bank, National Association (“Wells Fargo Bank”). Wells Fargo & Company, with several of its subsidiaries, including Wells Fargo Bank, has reported that they beneficially owned in aggregate more than 5% of our outstanding common stock as of December 31, 2008, and through not later than February 27, 2009. Since 2004, we have had a correspondent banking relation with Wells Fargo Bank. We maintain a correspondent checking account with it through which we conduct certain foreign currency transactions, including wire transfers, drafts and check processing. During 2009, the average balance of our correspondent checking account with Wells Fargo Bank was $77,000, and we paid service charges totaling $5,500. In addition, certain of our commercial loan customers have entered into interest rate swap agreements with our correspondent banks, including Wells Fargo Bank. To assist our commercial customers in these transactions, and to encourage our correspondent banks to enter into the swap transactions with minimal credit underwriting analyses on their part, we have entered into risk participation agreements with the correspondent banks. These agreements obligate us to make payments to the correspondent banks under the interest rate swap agreement in the event that our customer does not make the payments. As of December 31, 2009, the total notional amount of interest rate swap agreements between Wells Fargo Bank and our customers for which we had agreed to make payments in the event that our customers did not was approximately $12.5 million. At no time during 2009 did we have a lending arrangement with Wells Fargo Bank. We expect to continue our relationship with Wells Fargo Bank in 2010, and to have transactions and agreements with them in 2010 that are similar in nature and size to those that occurred in 2009, though varying with our needs and best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings, we believe that all reports required to be filed under Section 16(a) for 2009 were timely filed, except that our director, Betty S. Burton, filed one report late relating to one sale of Mercantile stock.

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected BDO Seidman as our independent registered public accounting firm for the year ending December 31, 2010. BDO Seidman began serving as our independent auditor for the fiscal year ended December 31, 2007. Services provided to us by BDO Seidman in 2009 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our shareholders to ratify the selection of BDO Seidman as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO Seidman to our shareholders for ratification as a matter of good corporate practice.

Representatives of BDO Seidman plan to attend the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO Seidman as our independent registered public accounting firm for 2010. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO Seidman.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO Seidman for 2009 and 2008.

	2009	2008

Audit Fees (1)	$257,707	$259,581
Audit-Related Fees (2)	16,000	15,000
Tax Fees	0	0
All other fees	0	0

(1)	Includes the fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and accounting related consultations.

(2)	Principally audit of employee benefit plan for 2009 and 2008.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

Advisory Vote on Executive Compensation

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

Under EESA, we are currently required to provide shareholders with the right to cast an advisory vote on the compensation of our executives at each annual meeting of shareholders. As a result, we are presenting this proposal, which gives you as a shareholder the opportunity to endorse or not endorse our executive pay program by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of Mercantile Bank Corporation’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2009 is reasonable and appropriate, and is justified by Mercantile’s performance in an extremely difficult environment.

In deciding how to vote on this proposal, please consider that because of the economic and market conditions, and our recent lack of profitability, we have not increased the salaries of our executive officers during 2008, 2009, or for 2010, have not paid any cash bonuses for 2008 or 2009, and have made no grants of stock options or restricted stock in 2009.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

Shareholder Proposals for 2011 Annual Meeting

A proposal submitted by a shareholder for the 2011 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by November 17, 2010 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2011 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least January 31, 2011, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2011 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement.

Other Matters

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

002CS1A069

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/MBWM • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Edward J. Clark	☐	☐	02 - Doyle A. Hayes	☐	☐	03 - Susan K. Jones	☐	☐

	04 - Lawrence W. Larsen	☐	☐	05 - Calvin D. Murdock	☐	☐	06 - Michael H. Price	☐	☐

	07 - Timothy O. Schad	☐	☐	08 - Dale J. Visser	☐	☐	09 - Donald Williams, Sr.	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of BDO Seidman, LLP as our independent registered public accounting firm.	☐	☐	☐	3.	Approval of the compensation of our executives.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the annual meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 29, 2010:
Our notice and proxy statement and 2009 annual report are available at
www.envisionreports.com/MBWM.
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mercantile Bank Corporation

310 Leonard Street NW
Grand Rapids, Michigan 49504
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders to be held April 29, 2010
The undersigned hereby appoints Lawrence W. Larsen and Dale J. Visser, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on April 29, 2010, and at all adjournments or postponements thereof, with all powers that the undersigned would have if present at the meeting.
This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the approval of the compensation of our executives, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)